Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CUMULUS MEDIA INC.

Cumulus Media Inc., a corporation organized and existing under the laws of the state of Delaware, hereby certifies as follows:

1. The name of the corporation is “Cumulus Media Inc.” (referred to herein as the “Company”).

2. The Certificate of Incorporation of the Company originally was filed with the Secretary of State of the State of Delaware on November 8, 2001.

3. The name under which the Company was originally incorporated was “AA Blocker Acquisition Corp.,” which was changed by amendment to the Certificate of Incorporation of the Company to “Cumulus Delaware Inc.” on May 30, 2002, and which was changed by amendment to the Certificate of Incorporation of the Company to “Cumulus Media Inc.” on July 31, 2002. The Certificate of Amendment of the Company was amended and restated on July 31, 2002, and further amended and restated on July 29, 2011.

4. This Third Amended and Restated Certificate of Incorporation amends and restates the provisions of the second Amended and Restated Certificate of Incorporation of the Company and has been duly adopted by the Board of Directors and the stockholders of the Company and duly executed and acknowledged by the officers of the Company in accordance with the provisions of Sections 103, 228, 242 and 245 of the Delaware General Corporation Law.

5. The text of the second Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Company is Cumulus Media Inc.

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The registered agent of the Company is The Corporation Trust Company and the registered office of the Company is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE III

PURPOSE

The purpose or purposes for which the Company is organized is the transaction of any or all lawful business for which corporations may be incorporated under the DGCL. The Company shall have perpetual existence.

ARTICLE IV

AUTHORIZED SHARES

The aggregate number of shares which the Company is authorized to issue is 1,450,644,871, divided into four classes consisting of: (i) 750,000,000 shares designated as Class A Common Stock, $.01 par value per share (hereinafter referred to as the “Class A Common Stock”); (ii) 600,000,000 shares designated as Class B Common Stock, $.01 par value per share (hereinafter referred to as the “Class B Common Stock”); (iii) 644,871 shares designated as Class C Common Stock, $ .01 par value per share (hereinafter referred to as the “Class C Common Stock”); and (iv) 100,000,000 shares of Preferred Stock, $.01 par value per share (hereinafter referred to as the “Preferred Stock”). The Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be referred to collectively herein as the “Common Stock”. Effective upon the filing with the Secretary of State of the State of Delaware of this Third Amended and Restated Certificate of Incorporation (the “Effective Time”), each outstanding share of Class D Common Stock, par value $.01 per share, of the Company shall, without any action on the part of the holder thereof, be reclassified as, and converted into one fully paid and nonassessable share of the Class B Common Stock.

ARTICLE V

TERMS OF COMMON STOCK

Except with regard to voting and conversion rights, shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock are identical in all respects. The preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the Common Stock and the various classes of Common Stock shall be as follows:

SECTION 1. VOTING RIGHTS.

(a) General Rights. The holders of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held on the record date therefor on any matter submitted to a vote of the stockholders of the Company. Except as may be required by law or by Section 1(b) of this Article V, the holders of shares of Class B Common Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Company. The holders of shares of Class C Common Stock shall be entitled to ten (10) votes for each share of Class C Common Stock held on the record date therefor on any matter submitted to a vote of the stockholders of the Company.

(b) Notwithstanding Sections 1(a) and 1(c) of this Article V, holders of Class B Common Stock and Class C Common Stock shall each be entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B Common Stock or Class C Common Stock, respectively, that does not similarly affect the rights or obligations of the holders of Class A Common Stock.

(c) Voting in General. The holders of Class A Common Stock and the holders of Class C Common Stock shall vote together, as a single class, on all matters submitted for a vote to the stockholders of the Company.

(d) No Action by Stockholders Without a Meeting. All actions of the stockholders of the Company must be taken at an annual or special meeting of the stockholders of the Company and may not be taken by written consent without a meeting.

(e) Special Meeting of Stockholders. Special meetings of stockholders of the Company may be called by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer of the Company or (iii) by the Board of Directors upon the demand, in accordance with procedures in Section 2.2 of the by-laws of the Company, of the holders of record of shares representing at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting.

SECTION 2. DIVIDENDS.

After payment of the preferential amounts to which the holders of any shares ranking prior to the Common Stock shall be entitled, the holders of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors of the Company, from funds lawfully available therefor, such dividends as may be declared by the Board of Directors of the Company from time to time. When and as dividends are declared on Common Stock, the holders of shares of each class of Common Stock will be entitled to share ratably in such dividend according to the number of shares of Common Stock held by them; provided, however, that in the case of dividends or other distributions payable on Common Stock in shares of Common Stock, including distributions pursuant to share splits or dividends, only Class A Common Stock will be distributed with respect to Class A Common Stock, only Class B Common Stock will be distributed with respect to Class B Common Stock, and only Class A Common Stock will be distributed with respect to Class C Common Stock. In the event any class of Common Stock is split, divided or combined, each other class of Common Stock simultaneously shall be proportionately split, divided or combined. The holders of shares of Common Stock and, to the extent required by the warrant agreement or agreements, entered into between the Company and the warrant agent thereunder on or about the date of the Effective Time (as amended, modified or otherwise restated from to time to time collectively referred to as the “Warrant Agreements”), the holders of warrants to purchase Common Stock issued pursuant to the Warrant Agreements (the “Warrants”) shall be entitled to participate in such dividends ratably on a per share basis (in the case of holders of Warrants, based upon their ownership of Common Stock underlying their Warrants on an as-exercised basis); provided, that no such distribution shall be made to holders of Warrants, Class A Common Stock, Class B Common Stock or Class C Common Stock if (i) an FCC ruling, regulation or policy prohibits such distribution to holders of Warrants or (ii) the Company’s FCC counsel opines that such distribution is reasonably likely to cause (a) the Company to violate any applicable FCC rules or regulations or (b) any such holder of Warrants to be deemed to hold an attributable interest in the Company.

SECTION 3. LIQUIDATION, DISSOLUTION OR WINDING-UP.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts to which the holders of any shares ranking prior to the Common Stock in the distribution of assets shall be entitled upon liquidation, the holders of shares of the Class A Common Stock, the Class B Common Stock, and the Class C Common Stock shall be entitled to share pro rata in the remaining assets of the Company in proportion to the respective number of shares of Common Stock held by each holder compared to the aggregate number of shares of Common Stock outstanding.

SECTION 4. MERGER OR CONSOLIDATION.

In the event of a merger or consolidation of the Company, shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be treated identically, except with respect to voting and conversion rights as specifically described in this Article V; provided, however, that, in all cases without exception, the consideration received for each share of Class A Common Stock, Class B Common Stock, and Class C Common Stock as part of any such merger or consolidation shall be identical.

SECTION 5. CONVERTIBILITY AND TRANSFER.

(a) Conversion of Class B Common Stock. Each holder of Class B Common Stock is entitled to convert at any time or times all or any part of such holder’s shares of Class B Common Stock into an equal number of shares of Class A Common Stock; provided, however, that to the extent that such conversion would result in the holder holding more than 4.99% of the Class A Common Stock following such conversion, the holder shall first deliver to the Company an ownership certification in form and substance reasonably satisfactory to the Company for the purpose of enabling the Company (a) to determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (b) to obtain any necessary approvals from the FCC or the United States Department of Justice. Notwithstanding anything to the contrary contained herein, the Company shall not be required to convert (including upon transfer as set forth in Section 5(c)(i) of this Article V) any share of Class B Common Stock if the Company reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act.

(b) Conversion of Class C Common Stock. Each holder of Class C Common Stock is entitled to convert at any time or times all or any part of such holder’s shares of Class C Common Stock into an equal number of shares of Class A Common Stock; provided, however, that to the extent that such conversion would result in the holder holding more than 4.99% of the Class A Common Stock following such conversion, the holder shall first deliver to the Company an ownership certification in form and substance reasonably satisfactory to the Company for the purpose of enabling the Company (a) to determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (b) to obtain any necessary approvals from the FCC or the United States Department of Justice. Notwithstanding anything to the contrary contained herein, the Company shall not be required to convert (including upon transfer as set forth in Section 5(c)(ii) of this Article V) any share of Class C Common Stock if the Company reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act. In the event of the death of any Principal or the Disability of any Principal which results in termination of such Principal’s employment with the Company, each share of Class C Common Stock held by such deceased or disabled Principal or any Related Party or Affiliate of such deceased or disabled Principal shall automatically be converted into one (1) share of Class A Common Stock. The holder of such converted shares shall have no further rights as a holder of Class C Common Stock with respect to such converted shares, but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class C Common Stock have converted pursuant to this Section 5(b). Such holder shall exchange the certificates representing such converted Class C Common Stock for certificates representing Class A Common Stock.

(c) Transfer of Certain Shares.

(i) Subject to Section 6 of this Article V, a record or beneficial owner of shares of Class B Common Stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee. Concurrently with any such transfer, each such transferred share of Class B Common Stock shall automatically be converted into one (1) share of Class A Common Stock. The holder of such converted shares shall have no further rights as a holder of Class B Common Stock with respect to such converted shares but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class B Common Stock have converted pursuant to this Section 5(c)(i). Such holder shall exchange the certificates representing such converted shares of Class B Common Stock for certificates representing Class A Common Stock.

(ii) Subject to Section 6 of this Article V, a record or beneficial owner of shares of Class C Common Stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee; provided, however, that if the transferee is not an Affiliate or a Related Party of a Principal, then, concurrently with any such transfer, each such transferred share of Class C Common Stock shall automatically be converted into one (1) share of Class A Common Stock. The holder of such converted shares shall have no further rights as a holder of Class C Common Stock with respect to such converted shares but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class C Common Stock have converted pursuant to this Section 5(c)(ii). Such holder shall exchange the certificates representing such converted Class C Common Stock for certificates representing Class A Common Stock.

(d) Condition Precedent to Transfer or Conversion. As a condition precedent to any transfer or conversion of any shares of Class B Common Stock or Class C Common Stock, the transferor shall give the Company not less than five (5) business days’ prior written notice of any intended transfer or conversion and the intended transferee or the Person who will hold the converted shares, as applicable, and shall promptly provide the Company, in addition to the information required in Section 5(a) and Section 5(b), with any information reasonably requested by the Company to ensure compliance with applicable law.

(e) Conversion.

(i) Effective Time of Conversion. Subject to Section 5(a) and 5(b), the conversion of shares of Class B Common Stock or Class C Common Stock, as the case may be, will be deemed to have been effected as of the close of business on the date on which occurs the last to occur of the following events:

(A) The certificate or certificates representing the shares of Class B Common Stock or Class C Common Stock to be converted have been surrendered to the principal office of the Company with duly executed conversion instructions and, if applicable, transfer instructions; and

(B) All information requested by the Company has been provided to the Company and Company has made a reasonable and good faith determination that such conversion does not violate the FCC ownership and transfer restrictions set forth in Section 6 of this Article V.

At such time as such conversion has been effected, the rights of the holder of such shares will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of the Class A Common Stock so issuable by reason of the conversion.

(ii) Deliveries Upon Conversion. As soon as possible after a conversion has been effected (but in any event within five (5) business days), the Company will deliver to the converting holder:

(A) a certificate or certificates representing the number of shares of Class A Common Stock issuable by reason of such conversion, or as the case may be, the book entry into the stock ledger of the Company for shares issuable upon conversion shall be deemed to have been made, in such name or names and such denominations as the converting holder has specified; and

(B) a certificate representing any shares of Class B Common Stock or Class C Common Stock which were represented by the certificate or certificates delivered to the Company, or as the case may be, the book entry into the stock ledger of the Company, in connection with such conversion but which were not converted.

(iii) No Charges. The issuance of certificates for shares of Class A Common Stock upon conversion of Class B Common Stock or Class C Common Stock will be made without charge to the holders of such Common Stock for any issuance tax in respect of such issuance or other costs incurred by the Company in connection with such conversion and the related issuance of shares of Class A Common Stock, except for any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the surrendered certificate is registered. Upon conversion of a share of Class B Common Stock or Class C Common Stock, the Company will take all such actions as are necessary in order to ensure that the Class A Common Stock issued or issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

(iv) No Adverse Action. The Company will not close its books against the transfer of Class A Common Stock issued or issuable upon conversion of Class B Common Stock or Class C Common Stock in any manner which interferes with the timely conversion of Class B Common Stock or Class C Common Stock.

(v) Sufficient Shares. The Company shall at all times have authorized, reserved and set aside a sufficient number of shares of Class A Common Stock for the conversion of all shares of Class B Common Stock and Class C Common Stock then outstanding.

SECTION 6. FCC MATTERS.

To the extent necessary to comply with the Communications Act and FCC Regulations, the Board of Directors may (i) take any action it believes necessary to prohibit the ownership or voting of more than 25% of the Company’s outstanding Capital Stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively “Aliens”), or by any other entity (a) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (b) owned by, or held for the benefit of, Aliens in a manner that would cause the Company to be in violation of the Communications Act or FCC Regulations; (ii) prohibit any transfer of the Company’s stock which the Company believes could cause more than 25% of the

Company’s outstanding Capital Stock to be owned or voted by or for any person or entity identified in the foregoing clause (i); (iii) prohibit the ownership, voting or transfer of any portion of its outstanding Capital Stock to the extent the ownership, voting or transfer of such portion would cause the Company to violate or would otherwise result in violation of any provision of the Communications Act or FCC Regulations; and (iv) redeem Capital Stock to the extent necessary to bring the Company into compliance with the Communications Act or FCC Regulations or to prevent the loss or impairment of any of the Company’s FCC licenses.

SECTION 7. LEGEND.

Each Certificate representing shares of Common Stock shall bear a legend setting forth the restrictions on transfer and ownership which apply to the shares represented by such Certificate.

SECTION 8. DEFINITIONS.

For the purposes of this certificate of incorporation, the following capitalized terms shall have the meanings set forth below:

“Advancement of Expenses” shall be defined as set forth in Article XI.

“Affiliate” shall be defined as set forth in Rule 144 promulgated under the Securities Act.

“Aliens” shall be defined as set forth in Section 6 of this Article V.

“Capital Stock” means all shares now or hereafter authorized of any class or series of capital stock of the Company which has the right to participate in the distribution of the assets and earnings of the Company, including Common Stock and any shares of capital stock into which Common Stock may be converted (as a result of recapitalization, share exchange or similar event) or are issued with respect to Common Stock, including, without limitation, with respect to any stock split or stock dividend, or a successor security.

“Class A Common Stock” shall be defined as set forth in Article IV.

“Class B Common Stock” shall be defined as set forth in Article IV.

“Class C Common Stock” shall be defined as set forth in Article IV.

“Common Stock” shall be defined as set forth in Article IV.

“Communications Act” shall mean the Communications Act of 1934, as amended.

“Company” shall mean Cumulus Media Inc., a Delaware corporation.

“Director” shall mean a member of the Board of Directors of the Company.

“DGCL” shall mean General Corporation Law of Delaware, as amended from time to time.

“Disability” shall mean the inability of the Principal to perform his duties to the Company on account of physical or mental illness or incapacity for a period of four and one-half (4 1/2) consecutive months, or for a period of one hundred thirty-five (135) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers the Principal.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FCC” shall mean the Federal Communications Commission.

“FCC Approvals” shall be defined as set forth in Section 6 of this Article V.

“FCC Regulations” shall mean the rules, regulations or policies promulgated by the FCC and in effect from time to time.

“Final Adjudication” shall be defined as set forth in Article XI.

“Indemnitee” shall be defined as set forth in Article XI.

“Person” shall include any individual, entity, or group within the meaning of Section 13(d)(3) of the Exchange Act.

“Preferred Stock” shall be defined as set forth in Article IV.

“Principal” means Lewis W. Dickey, Jr.

“Proceeding” shall be defined as set forth in Article XI.

“Related Party” with respect to any Principal means (a) any spouse or immediate family member of such Principal, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of such Principal and/or other Persons referred to in the immediately preceding clause (a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Undertaking” shall be defined as set forth in Article XI.

“Voting Securities” means the Common Stock and any other securities of the Company of any kind or class having power generally to vote for the election of Directors.

“Warrant” shall be as defined in Section 2 of this Article V.

“Warrant Agreements” shall be as defined in Section 2 of this Article V.

ARTICLE VI

TERMS OF PREFERRED STOCK

The Board of Directors is hereby authorized to issue shares of undesignated Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company or any other corporation, and the price or prices or the rates of exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation;

(h) the provisions, if any, of a sinking fund applicable to such series; and

(i) any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all as shall be determined from time to time by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock and set forth in a certificate of designations.

ARTICLE VII

NO CUMULATIVE VOTING

No holder of any shares of any class of stock of the Company shall be entitled to cumulative voting rights in any circumstances.

ARTICLE VIII

NO PRE-EMPTIVE RIGHTS

No stockholders shall have any pre-emptive rights to acquire unissued shares of the Company or securities of the Company convertible into or carrying a right to subscribe to or acquire shares.

ARTICLE IX

ELECTION BY WRITTEN BALLOT NOT REQUIRED

Elections of Directors need not be by written ballot except and to the extent provided in the by-laws of the Company.

ARTICLE X

LIMITATION OF LIABILITY OF DIRECTORS

To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article X will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

ARTICLE XI

INDEMNIFICATION

(a) Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the person is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in paragraph (c) of this Article XI with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

(b) Right to Advancement of Expenses. The right to indemnification conferred in paragraph (a) of this Article XI shall include the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this paragraph (b) or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in paragraphs (a) and (b) of this Article XI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(c) Right of Indemnitee to Bring Suit. If a claim under paragraphs (a) and (b) of this Article XI is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an

Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article XI or otherwise shall be on the Company.

(d) Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s certificate of incorporation, by-laws, any agreement, vote of stockholders or disinterested directors or otherwise.

(e) Insurance. The Company may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the DGCL.

(f) Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article XI with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

ARTICLE XII

BOARD OF DIRECTORS

The business and affairs of the Company shall be managed by and under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Company and do all such lawful acts and things as are not by statute or this certificate of incorporation directed or required to be exercised or done by the stockholders. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the then authorized number of directors of the Company, whether or not there exist any vacancies in previously authorized directorships, but in no event shall the number of directors be fewer than seven or greater than eleven. No director need be a stockholder.

ARTICLE XIII

AMENDMENT OF BY-LAWS

In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Company, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Company may in its by-laws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer as of the 16th day of September, 2011.

CUMULUS MEDIA INC.

By:	/s/ Richard S. Denning
Richard S. Denning
Senior Vice President, Secretary and General Counsel